UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

NewPage Holdings Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

None
(CUSIP Number)

October 22, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. None	SCHEDULE 13G	Page 2 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Opportunities Fund VIIb Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 393,007
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 393,007
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 393,007
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6% (1)
12	TYPE OF REPORTING PERSON PN

__________________

(1) All calculations of percentage ownership herein are based on a total of 7,080,000 shares of common stock of the Issuer outstanding as of July 31, 2013, as disclosed on the Issuer’s Quarterly Report filed on Form 10-Q on August 9, 2013.

CUSIP No. None	SCHEDULE 13G	Page 3 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII Delaware, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 476,310
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 476,310
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 476,310
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. None	SCHEDULE 13G	Page 4 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 869,317 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 869,317 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 869,317 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.3%
12	TYPE OF REPORTING PERSON OO

__________________

(1)  Solely in its capacity as the general partner of OCM Opportunities Fund VIIb Delaware, L.P. and Oaktree Opportunities Fund VIII Delaware, L.P.

CUSIP No. None	SCHEDULE 13G	Page 5 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII (Parallel 2), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 18,129
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 18,129
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,129
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP No. None	SCHEDULE 13G	Page 6 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 18,129 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 18,129 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,129 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON PN

__________________

(1)  Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P.

CUSIP No. None	SCHEDULE 13G	Page 7 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Opportunities Fund VIII GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 18,129 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 18,129 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,129 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON OO

__________________

(1)  Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII GP, L.P.

CUSIP No. None	SCHEDULE 13G	Page 8 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 123,498
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 123,498
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 123,498
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. None	SCHEDULE 13G	Page 9 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 123,498 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 123,498 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 123,498 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON PN

__________________

(1)  Solely in its capacity as the general partner of Oaktree Huntington Investment Fund, L.P.

CUSIP No. None	SCHEDULE 13G	Page 10 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Huntington Investment Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 123,498 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 123,498 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 123,498 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON OO

__________________

(1)  Solely in its capacity as the general partner of Oaktree Huntington Investment Fund GP, L.P.

CUSIP No. None	SCHEDULE 13G	Page 11 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 106,248
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 106,248
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,248
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON PN

CUSIP No. None	SCHEDULE 13G	Page 12 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 106,248 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 106,248 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,248 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON PN

__________________

(1)  Solely in its capacity as the general partner of Oaktree Value Opportunities Fund Holdings, L.P.

CUSIP No. None	SCHEDULE 13G	Page 13 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Value Opportunities Fund GP Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 106,248 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 106,248 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,248 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON PN

__________________

(1)  Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. None	SCHEDULE 13G	Page 14 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Fund GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,117,192 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,117,192 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,117,192 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.8%
12	TYPE OF REPORTING PERSON PN

__________________

(1)  Solely in its capacity as the managing member of Oaktree Fund GP, LLC and as the sole shareholder of each of Oaktree Opportunities Fund VIII GP Ltd., Oaktree Huntington Investment Fund GP Ltd. and Oaktree Value Opportunities Fund GP Ltd.

CUSIP No. None	SCHEDULE 13G	Page 15 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,117,192 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,117,192 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,117,192 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.8%
12	TYPE OF REPORTING PERSON PN

__________________

(1)  Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. None	SCHEDULE 13G	Page 16 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OCM Holdings I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,117,192 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,117,192 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,117,192 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.8%
12	TYPE OF REPORTING PERSON OO

__________________

(1)  Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. None	SCHEDULE 13G	Page 17 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,117,192 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,117,192 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,117,192 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.8%
12	TYPE OF REPORTING PERSON OO

__________________

(1)  Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. None	SCHEDULE 13G	Page 18 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 247,875 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 247,875 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 247,875 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON PN

__________________

(1)  Solely in its capacity as the sole director of each of Oaktree Huntington Investment Fund GP Ltd., Oaktree Opportunities Fund VIII GP Ltd. and Oaktree Value Opportunities Fund GP Ltd.

CUSIP No. None	SCHEDULE 13G	Page 19 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 247,875 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 247,875 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 247,875 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON CO

__________________

(1)  Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No. None	SCHEDULE 13G	Page 20 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,117,192 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,117,192 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,117,192 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.8%
12	TYPE OF REPORTING PERSON OO

__________________

(1)  Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. None	SCHEDULE 13G	Page 21 of 33

1	NAME OF REPORTING PERSON OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Oaktree Capital Group Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,117,192 (1)
	6	SHARED VOTING POWER None.
	7	SOLE DISPOSITIVE POWER 1,117,192 (1)
	8	SHARED DISPOSITIVE POWER None.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,117,192 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.8%
12	TYPE OF REPORTING PERSON OO

__________________

(1)  Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. None	SCHEDULE 13G	Page 22 of 33

ITEM 1.	(a)	Name of Issuer:
NewPage Holdings, Inc.
	(b)	Address of Issuer’s Principal Executive Offices:
8540 Gander Creek Drive Miamisburg, Ohio 45342

ITEM 2.	(a)-	(c) Name of Person Filing; Address of Principal Business Office; and Citizenship

This Schedule 13G is filed jointly by each of the following persons (collectively, the “Reporting Persons”) pursuant to a joint filing agreement attached hereto as Exhibit 1:

(1)  OCM Opportunities Fund VIIb Delaware, L.P., a Delaware limited partnership (“OCM VIIb Delaware”), in its capacity as the direct owner of 393,007 shares of common stock of the Issuer;
(2) Oaktree Opportunities Fund VIII Delaware, L.P., a Delaware limited partnership (“Fund VIII Delaware”), in its capacity as the direct owner of 476,310 shares of common stock of the Issuer;
(3) Oaktree Fund GP, LLC, a Delaware limited liability company (“Fund GP”), in its capacity as the general partner of OCM VIIb Delaware and Fund VIII Delaware.
(4) Oaktree Opportunities Fund VIII (Parallel 2), L.P., a Cayman Islands limited partnership (“Parallel 2”), in its capacity as the direct owner of 18,129 shares of common stock of the Issuer;
(5) Oaktree Opportunities Fund VIII GP, L.P., a Cayman Islands limited partnership (“Fund VIII GP”), in its capacity as the general partner of Parallel 2;
(6) Oaktree Opportunities Fund VIII GP Ltd., a Cayman Islands exempted company (“Fund VIII GP Ltd.”), in its capacity as the general partner of Fund VIII GP;
(7) Oaktree Huntington Investment Fund, L.P., a Cayman Islands limited partnership (“HIF”), in its capacity as the direct owner of 123,498 shares of common stock of the Issuer;
(8) Oaktree Huntington Investment Fund GP, L.P., a Cayman Islands limited partnership (“HIF GP”), in its capacity as the general partner of HIF;
(9) Oaktree Huntington Investment Fund GP Ltd., a Cayman Islands exempted company (“HIF GP Ltd.”), in its capacity as the general partner of HIF GP;
(10) Oaktree Value Opportunities Fund Holdings, L.P., a Delaware limited partnership (“VOF Holdings”), in its capacity as the direct owner of 106,248 shares of common stock of the Issuer;
(11) Oaktree Value Opportunities Fund GP, L.P., a Cayman Islands limited partnership (“VOF GP”), in its capacity as the general partner of VOF Holdings;
(12) Oaktree Value Opportunities Fund GP Ltd., a Cayman Islands exempted company (“VOF GP Ltd.”), in its capacity as the general partner of VOF GP;
(13) Oaktree Fund GP I, L.P., a Delaware limited partnership (“GP I”), in its capacity as the managing member of Fund GP and as the sole shareholder of each of Fund VIII GP Ltd., HIF GP Ltd., and VOF GP Ltd.;
(14) Oaktree Capital I, L.P., a Delaware limited partnership (“Capital I”), in its capacity as the general partner of GP I;
(15) OCM Holdings I, LLC, a Delaware limited liability company (“Holdings I”), in its capacity as the general partner of Capital I;
(16) Oaktree Holdings, LLC, a Delaware limited liability company (“Holdings”) in its capacity as the managing member of Holdings I;
(17) Oaktree Capital Management, L.P., a Delaware limited partnership (“Management”), in its capacity as the sole director of each of HIF GP Ltd., Fund VIII GP Ltd. and VOF GP Ltd.;
(18) Oaktree Holdings, Inc., a Delaware corporation (“Holdings, Inc.”), in its capacity as the general partner of Management;
(19) Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”), in its capacity as the managing member of Holdings and as the sole shareholder of Holdings, Inc.; and
(20) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (“OCGH GP”), in its capacity as the duly elected manager of OCG.

CUSIP No. None	SCHEDULE 13G	Page 23 of 33

The principal business address of each of the Reporting Persons is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

	(d)	Title of Class of Securities:
Common stock, par value $0.001 per share (“Common Stock”)
	(e)	CUSIP Number: None

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

	(a)	[__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
	(c)	[__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
	(d)	[__] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)
	(e)	[__] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
	(f)	[__] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
	(g)	[__] A Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
	(h)	[__] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[__] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[__] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP

The responses of the Reporting Persons to Rows 5, 6, 7, 8, 9 and 11 in each of their respective cover pages to this Schedule 13G are incorporated herein by reference.

OCM VIIb Delaware directly holds 393,007 shares of common stock of the Issuer constituting 5.6% of the Issuer’s outstanding common stock and has the sole power to vote and dispose of such units.

Fund VIII Delaware directly holds 476,310 shares of common stock of the Issuer constituting 6.7% of the Issuer’s outstanding common stock and has the sole power to vote and dispose of such units.

Fund GP, in its capacity as the general partner of OCM VIIb Delaware and Fund VIII Delaware, has the ability to direct the management of OCM VIIb Delaware and Fund VIII Delaware’s businesses, including the power to vote and dispose of securities held by OCM VIIb Delaware and Fund VIII Delaware; therefore, Fund GP may be deemed to beneficially own the shares of common stock of the Issuer held by OCM VIIb Delaware and Fund VIII Delaware.

Parallel 2 directly holds 18,129 shares of common stock of the Issuer constituting 0.3% of the Issuer’s outstanding common stock and has the sole power to vote and dispose of such units.

Fund VIII GP, in its capacity as the general partner of Parallel 2, has the ability to direct the management of Parallel 2’s business, including the power to vote and dispose of securities held by Parallel 2; therefore, Fund VIII GP may be deemed to beneficially own the shares of common stock of the Issuer held by Parallel 2.

CUSIP No. None	SCHEDULE 13G	Page 24 of 33

Fund VIII GP Ltd., in its capacity as the general partner of Fund VIII GP, has the ability to direct the management of Fund VIII GP’s business, including the power to direct the decisions of Fund VIII GP regarding the vote and disposition of securities held by Parallel 2; therefore, Fund VIII GP Ltd. may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by Parallel 2.

HIF directly holds 123,498 shares of common stock of the Issuer constituting 1.7% of the Issuer’s outstanding common stock and has the sole power to vote and dispose of such units.

HIF GP, in its capacity as the general partner of HIF, has the ability to direct the management of HIF’s business, including the power to vote and dispose of securities held by HIF; therefore, HIF GP may be deemed to beneficially own the shares of common stock of the Issuer held by HIF.

HIF GP Ltd., in its capacity as the general partner of HIF GP, has the ability to direct the management of HIF GP’s business, including the power to direct the decisions of HIF GP regarding the vote and disposition of securities held by HIF; therefore, HIF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by HIF.

VOF Holdings directly holds 106,248 shares of common stock of the Issuer constituting 1.5% of the Issuer’s outstanding common stock and has the sole power to vote and dispose of such units.

VOF GP, in its capacity as the general partner of VOF Holdings, has the ability to direct the management of VOF Holdings’ business, including the power to vote and dispose of securities held by VOF Holdings; therefore, VOF GP may be deemed to beneficially own the shares of common stock of the Issuer held by VOF Holdings.

VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the vote and disposition of securities held by VOF Holdings; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by VOF Holdings.

GP I, in its capacity as the sole shareholder of each of Fund VIII GP Ltd., HIF GP Ltd. and VOF GP Ltd., has the ability to appoint and remove the directors and direct the management of the business of each of Fund VIII GP Ltd., HIF GP Ltd. and VOF GP Ltd.  As such, GP I has the power to direct the decisions of each of Fund VIII GP Ltd., HIF GP Ltd. and VOF GP Ltd. regarding the vote and disposition of securities held by each of Parallel 2, HIF and VOF Holdings.  Additionally, GP I, in its capacity as the managing member of Fund GP, has the ability to direct the management of Fund GP’s business, including the power to direct the decisions of Fund GP regarding the vote and disposition of securities held by each of OCM VIIb Delaware and Fund VIII Delaware.  Therefore, GP I may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware; therefore, Capital I may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware.

CUSIP No. None	SCHEDULE 13G	Page 25 of 33

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware; therefore, Holdings I may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware; therefore, Holdings may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware.

Management, in its capacity as the sole director of each of Fund VIII GP Ltd., HIF GP Ltd. and VOF GP Ltd., has the ability to direct the management of Parallel 2, HIF and VOF Holdings, including the power to direct the decisions of Parallel 2, HIF and VOF Holdings regarding the vote and disposition of securities held by each of Parallel 2, HIF and VOF Holdings; therefore, Management may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by each of Parallel 2, HIF and VOF Holdings.

Holdings, Inc., in its capacity as the general partner of Management, has the ability to direct the management of Management’s business, including the power to vote and dispose of securities held by each of Parallel 2, HIF and VOF Holdings; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by each of Parallel 2, HIF and VOF Holdings.

OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by Parallel 2, HIF and VOF Holdings.  Additionally, OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware.   Therefore, OCG may be deemed to have indirect beneficial ownership of the shares of common stock of the Issuer held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware.

OCGH GP, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the shares of the common stock of the Issuer held by each of Parallel 2, HIF, VOF Holdings, OCM VIIb Delaware and Fund VIII Delaware.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or

CUSIP No. None	SCHEDULE 13G	Page 26 of 33

Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Statement except to the extent of such person’s pecuniary interest in the shares of Common Stock, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

All calculations of percentage ownership in this Schedule 13G are based on a total of 7,080,000 shares of common stock of the Issuer outstanding as of July 31, 2013, as disclosed on the Issuer’s Quarterly Report filed on Form 10-Q on August 9, 2013 (the “10-Q”).

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. None	SCHEDULE 13G	Page 27 of 33

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 24, 2013.

OCM OPPORTUNITIES FUND VIIb DELAWARE, L.P.

By: Its:	Oaktree Fund GP, LLC General Partner

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By: Its:	Oaktree Fund GP, LLC General Partner

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

CUSIP No. None	SCHEDULE 13G	Page 28 of 33

OAKTREE FUND GP, LLC

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By: Its:	Oaktree Opportunities Fund VIII GP, L.P. General Partner

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

CUSIP No. None	SCHEDULE 13G	Page 29 of 33

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By: Its:	Oaktree Huntington Investment Fund GP, L.P. General Partner

By: Its:	Oaktree Huntington Investment Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By: Its:	Oaktree Huntington Investment Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

CUSIP No. None	SCHEDULE 13G	Page 30 of 33

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By: Its:	Oaktree Value Opportunities Fund GP, L.P. General Partner

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

CUSIP No. None	SCHEDULE 13G	Page 31 of 33

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE FUND GP I, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: Its:	OCM Holdings I, LLC General Partner

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

CUSIP No. None	SCHEDULE 13G	Page 32 of 33

OCM HOLDINGS I, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HOLDINGS, LLC

By: Its:	Oaktree Capital Group, LLC Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

CUSIP No. None	SCHEDULE 13G	Page 33 of 33

OAKTREE HOLDINGS, INC.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13G is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of October 24, 2013.

OCM OPPORTUNITIES FUND VIIb DELAWARE, L.P.

By: Its:	Oaktree Fund GP, LLC General Partner

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII DELAWARE, L.P.

By: Its:	Oaktree Fund GP, LLC General Partner

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By: Its:	Oaktree Fund GP I, L.P. Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII (PARALLEL 2), L.P.

By: Its:	Oaktree Opportunities Fund VIII GP, L.P. General Partner

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By: Its:	Oaktree Opportunities Fund VIII GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND, L.P.

By: Its:	Oaktree Huntington Investment Fund GP, L.P. General Partner

By: Its:	Oaktree Huntington Investment Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND GP, L.P.

By: Its:	Oaktree Huntington Investment Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HUNTINGTON INVESTMENT FUND GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND HOLDINGS, L.P.

By: Its:	Oaktree Value Opportunities Fund GP, L.P. General Partner

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By: Its:	Oaktree Value Opportunities Fund GP Ltd. General Partner

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By: Its:	Oaktree Capital Management, L.P. Director

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE FUND GP I, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By: Its:	OCM Holdings I, LLC General Partner

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OCM HOLDINGS I, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HOLDINGS, LLC

By: Its:	Oaktree Capital Group, LLC Managing Member

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE HOLDINGS, INC.

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Philip McDermott
Name:	Philip McDermott
Title:	Assistant Vice President

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director